Exhibit 3.1

515	02 E3
JUN 29 2021
8004973535

CERTIFICATE OF DESIGNATION OF 4.200% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, SERIES C OF CMS ENERGY CORPORATION	FILED JUN 29 2021 ADMINISTRATOR CORPORATIONS DIVISION

CMS Energy Corporation, a corporation organized and existing under the Business Corporation Act of the State of Michigan (the “Corporation”), in accordance with the provisions of Section 302(3) thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with Article III of the Restated Articles of Incorporation, as amended, of the Corporation, the Amended and Restated Bylaws of the Corporation and applicable law, authorized the issuance and sale by the Corporation of shares of its Preferred Stock pursuant to resolutions adopted by the Board of Directors effective May 1, 2020 (collectively, the “Resolutions”) and granted the Special Financing Committee of the Board of Directors (the “Committee”) the full authority to act on behalf of the Board of Directors for the purposes stated in the Resolutions with respect to the proposed issuance and sale by the Corporation of shares of its Preferred Stock, and pursuant to the authority conferred upon the Committee in accordance with Section 528(1)(a) of the Business Corporation Act of the State of Michigan and the Resolutions, the Committee adopted the following resolution creating and setting forth the terms of a series of Preferred Stock of the Corporation designated as the “4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C.”

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the Resolutions, the provisions of the Restated Articles of Incorporation, as amended, of the Corporation, the Amended and Restated Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the shares of such series (in addition to the provisions of the Restated Articles of Incorporation, as amended, of the Corporation, which are applicable to Preferred Stock regardless of series), are as follows:

SECTION 1. Designation. The distinctive serial designation of such series of Preferred Stock is “4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock, except as to the respective dates from which dividends thereon shall accumulate, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

SECTION 2. Number of Shares and Ranking.

(a)       The authorized number of shares of Series C Preferred Stock shall be 9,200. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series C Preferred Stock to a number that is less than that of the shares of Series C Preferred Stock then outstanding. Any such decrease in the number of shares of Series C Preferred Stock shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock.

(b)       The Series C Preferred Stock shall rank, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation: (i) senior to the Common Stock and each other class or series of Junior Stock; (ii) on parity with each class or series of Parity Stock; and (iii) junior to each class or series of Senior Stock.

SECTION 3. Definitions. As used herein with respect to the Series C Preferred Stock:

“Articles” means the Restated Articles of Incorporation of the Corporation, as amended and as the same may be amended, restated or amended and restated from time to time.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended, restated or amended and restated from time to time.

“Certificate of Designation” means this Certificate of Designation establishing the terms of the Series C Preferred Stock.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock of the Corporation.

“Corporation” means CMS Energy Corporation, a Michigan corporation.

“Dividend Disbursing Agent” means Equiniti Trust Company d/b/a EQ Shareowner Services, the Corporation’s duly appointed dividend disbursing agent for the Series C Preferred Stock, or any successor appointed under Section 9.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date.

“DTC” has the meaning set forth in Section 6.

“Holder” means each Person in whose name any share of the Series C Preferred Stock is registered on the stock register of the Corporation, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Series C Preferred Stock.

“Initial Issue Date” means July 1, 2021, the original issue date of shares of the Series C Preferred Stock.

“Junior Stock” means: (a) the Common Stock; and (b) each other class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which do not expressly provide that such class or series shall rank senior to or on parity with the Series C Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 7(a).

“Liquidation Preference” means, as to the Series C Preferred Stock, $25,000 per share thereof, subject to adjustment as provided in Section 16(b).

“Nonpayment Event” shall have the meaning set forth in Section 8(b)(i).

“Officer” shall have the meaning set forth in Section 14(b).

“Parity Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank on parity with the Series C Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Directors” shall have the meaning set forth in Section 8(b)(i).

“Preferred Stock” means the preferred stock of the Corporation.

“Prospectus Supplement” means the prospectus supplement dated June 24, 2021 relating to the initial offering and sale of the depositary shares each representing a 1/1,000th interest in a share of the Series C Preferred Stock.

“Ratings Event” means that, and shall be deemed to have occurred when, any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”), amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series C Preferred Stock, which amendment, clarification or change results in:

(a)       the shortening of the length of time the Series C Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series C Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the Initial Issue Date; or

(b)       the lowering of the equity credit (including up to a lesser amount) assigned to the Series C Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the Initial Issue Date.

“Record Date” has the meaning set forth in Section 4(a).

“Redemption Date” means any date fixed for redemption of any shares of Series C Preferred Stock pursuant to the provisions of Section 5.

“Registrar” means Equiniti Trust Company d/b/a EQ Shareowner Services, the Corporation’s duly appointed registrar for the Series C Preferred Stock, or any successor appointed under Section 9.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank senior to the Series C Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series C Preferred Stock” has the meaning set forth in Section 1.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar event.

“Transfer Agent” means Equiniti Trust Company d/b/a EQ Shareowner Services, the Corporation’s duly appointed transfer agent for the Series C Preferred Stock, or any successor appointed under Section 9.

“Voting Preferred Stock” means any series of Preferred Stock, other than the Series C Preferred Stock, ranking equally with the Series C Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which voting rights similar to the voting rights of the Series C Preferred Stock in all material respects have been established for such series of Preferred Stock and which are exercisable at the time of any vote of the Preferred Stock.

SECTION 4. Dividends.

(a)       Rate. Subject to the rights of holders of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors (or an authorized committee thereof) out of funds of the Corporation legally available for payment, cash dividends at the rate per annum of 4.200% on the Liquidation Preference per share of the Series C Preferred Stock. Declared dividends on the Series C Preferred Stock will be payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2021 (each, a “Dividend Payment Date”). Dividends on the Series C Preferred Stock shall accumulate daily from and including the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date (or such other date as may be set forth in the certificate evidencing the relevant shares of Series C Preferred Stock) without regard to whether funds are legally available for the declaration or payment of such dividends. Declared dividends shall be payable on the relevant Dividend Payment Date to Holders as they appear on the Corporation’s stock register at the close of business on the immediately preceding January 1, April 1, July 1 or October 1, as applicable (each, a “Record Date”). These Record Dates shall apply regardless of whether a particular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment of declared dividends shall be made on the next succeeding Business Day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accumulating with respect to this delay.

Dividends accumulating or payable on the Series C Preferred Stock for any Dividend Period (or portion thereof) shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of the Series C Preferred Stock shall not bear interest or dividends on such accumulated amount.

No dividend shall be declared or paid on, or any sum of cash set aside for the payment of dividends on, any outstanding shares of Series C Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid on, or a sufficient sum of cash has been set aside for the payment of such dividends on, all outstanding shares of Series C Preferred Stock.

(b)       Priority of Dividends. So long as any share of the Series C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other Junior Stock, and no Common Stock or any other Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid, or a sufficient sum of cash has been set aside for the payment of such dividends, on all outstanding shares of the Series C Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share; (ii) repurchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock; (iv) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) repurchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Common Stock or other Junior Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (viii) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the Series C Preferred Stock with respect to any previously completed Dividend Period (A) have not been declared and paid in full or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the shares of Series C Preferred Stock such that the respective amounts of such dividends declared on the shares of Series C Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series C Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate. The foregoing limitation shall not apply to (i) purchases of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such shares of Parity Stock or any securities exchangeable for or convertible into shares of Parity Stock, (ii) the deemed purchase or acquisition of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged, (iii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other Persons (other than for the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares and (iv) the exchange or conversion of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares.

Subject only to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or an authorized committee thereof) may be declared and paid on any securities, including Common Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends declared on securities other than the Series C Preferred Stock.

SECTION 5. Optional Redemption.

The Corporation may, at its option, redeem the Series C Preferred Stock:

(a)       in whole or in part, from time to time, on or after July 15, 2026 at a redemption price in cash equal to $25,000 per share of Series C Preferred Stock, subject to equitable adjustment as provided below; or

(b)       in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event, or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Series C Preferred Stock, subject to equitable adjustment as provided below, plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such Redemption Date; provided that, notwithstanding the foregoing, if a Redemption Date for any shares of Series C Preferred Stock occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, then the full amount of accumulated and unpaid dividends (whether or not declared) on such shares of Series C Preferred Stock to, but excluding, such Dividend Payment Date shall be paid on such Dividend Payment Date to the Persons who were the Holders of such shares at the close of business on such Record Date and such accumulated and unpaid dividends shall not be paid or required to be paid on the Redemption Date and shall not constitute a part of the redemption price of such shares.

The redemption price shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock. Any such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

SECTION 6. Redemption Procedures.

If the Series C Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, or by overnight air courier guaranteeing next day delivery, to the Holders of the Series C Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the Redemption Date (provided that, if the Series C Preferred Stock is held in book-entry form evidenced by a global certificate held by The Depository Trust Company (“DTC,” which term includes any successor thereto) or its nominee, the Corporation may give such notice in any manner permitted or required by DTC. Each notice of redemption shall include a statement setting forth:

(a)       the Redemption Date;

(b)       the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares of Series C Preferred Stock held by such Holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such Holder;

(c)       the redemption price;

(d)       the place or places where Holders may surrender certificates evidencing the Series C Preferred Stock for payment of the redemption price; and

(e)       that dividends on the shares of Series C Preferred Stock to be redeemed shall cease to accumulate from and after such Redemption Date.

If notice of redemption of any shares of Series C Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the Holders of the shares of Series C Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends shall cease to accumulate on such shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series C Preferred Stock shall terminate, except for (i) the right of the Holders thereof to receive the amount payable with respect to such redemption, without interest and (ii) if the Redemption Date occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, the right of the Persons who were the Holders of such shares at the close of business on such Record Date to receive, on such Dividend Payment Date, the full amount of accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, such Dividend Payment Date. Any funds unclaimed at the end of one year from the Redemption Date shall, to the extent permitted by law, be released by the Corporation, after which time the Holders of such Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such Series C Preferred Stock. If a Redemption Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest, additional dividends, or other payment in lieu of interest or additional dividends accumulating with respect to this delay.

In case of any redemption of only part of the Series C Preferred Stock at the time outstanding, the Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

SECTION 7. Liquidation, Winding-up or Dissolution.

(a)       In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of the Series C Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends (whether or not declared) on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution, to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after payment or provision for the Corporation’s debts, obligations and liabilities, including debt and other liabilities owed to the Corporation’s creditors, as required by applicable law, and to holders of shares of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to distribution rights upon the Corporation’s liquidation, winding-up or dissolution and before any payment or distribution is made to holders of any Junior Stock (including, without limitation, Common Stock).

(b)       If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Series C Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other Parity Stock are not paid in full, the Holders and all holders of any such other Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c)       After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s shares of Series C Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)       Neither the sale, lease or exchange of all or substantially all of the Corporation’s assets, nor the Corporation’s merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

SECTION 8. Voting Rights.

(a)       General. Holders shall not have any voting rights except as set forth in this Section 8 and except as otherwise from time to time specifically required by Michigan law. Without limitation to the foregoing, but subject to any limits and restrictions stated in the Articles, no vote or consent of the Holders shall be required for the issuance of any additional shares of Series C Preferred Stock not exceeding the aggregate number of shares authorized in this Certificate of Designation.

(b)       Voting Rights.

(i)       Whenever dividends on any shares of the Series C Preferred Stock or any other class or series of Preferred Stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for the equivalent of six quarterly dividend payments, whether or not for consecutive Dividend Periods (a “Nonpayment Event”), the Holders of the Series C Preferred Stock (voting as a single class together with holders of any and all other classes of authorized Preferred Stock having equivalent voting rights, whether or not the holders of such Preferred Stock would be entitled to vote for the election of directors if such default in dividends did not exist) shall be entitled to vote as a single class for the election of a total of two additional members of the Board of Directors (the “Preferred Directors”), provided that the Board of Directors shall at no time include more than two Preferred Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two and, at the request of any Holder of Series C Preferred Stock or other Preferred Stock with equivalent voting rights, a special meeting of the Holders of Series C Preferred Stock and the holders of any other class or series of Preferred Stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series C Preferred Stock and any other class or series of Preferred Stock that ranks on parity with the Series C Preferred Stock as to payment of dividends for at least four consecutive quarterly Dividend Periods or their equivalent following the Nonpayment Event.

If and when full dividends have been paid regularly on the Series C Preferred Stock and any other class or series of Preferred Stock that ranks on parity with the Series C Preferred Stock as to payment of dividends for at least four consecutive quarterly Dividend Periods or their equivalent following a Nonpayment Event, the Holders of the Series C Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment Event) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any and all other classes of authorized Preferred Stock having equivalent voting rights, whether or not the holders of such Preferred Stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment Event continues, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office or, if none remains in office, by a vote of the Holders of the outstanding shares of Series C Preferred Stock (together with holders of any and all other class of authorized Preferred Stock having equivalent voting rights, whether or not the holders of such Preferred Stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

(ii)       So long as any shares of the Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote or consent of the holders of not less than two-thirds of the total stated liquidation preference (excluding accumulated and unpaid dividends thereon, and premiums or other similar amounts, if any) of all outstanding shares of Series C Preferred Stock and all outstanding shares of any other series of Voting Preferred Stock (subject to Section 8(b)(iii)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such shareholders, shall be necessary for the Corporation to effect:

(A)       any amendment of the Articles, including this Certificate of Designation, so as to authorize, or increase the authorized amount of, any class or series of Senior Stock;

(B)       any amendment of any provision of the Articles, other than this Certificate of Designation, so as to adversely affect the special rights, preferences, privileges, restrictions, or voting powers of the Series C Preferred Stock; or

(C)       any consummation of a binding share exchange or reclassification involving the shares of the Series C Preferred Stock, or of a merger or consolidation of the Corporation with or into another entity, unless in each case (x) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Series C Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent, and (y) the shares of the Series C Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series C Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that, for the avoidance of doubt, (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized Series C Preferred Stock or the issuance of any additional shares of the Series C Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of Parity Stock or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges, restrictions or voting powers of the Series C Preferred Stock, and shall not require the affirmative vote or consent of the Holders, except as required pursuant to Michigan law.

(iii)       If any amendment, share exchange, reclassification, merger or consolidation specified in this Section 8(b) would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges, restrictions or voting powers of one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(iv)       Without the consent of the Holders, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges, restrictions or voting powers of the Series C Preferred Stock, the Corporation may amend, alter, supplement, or repeal any terms of the Series C Preferred Stock, including by way of amendment to this Certificate of Designation, for the following purposes:

(A)       to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision contained in this Certificate of Designation;

(B)       to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of the Articles, including this Certificate of Designation; or

(C)       to waive any of the Corporation’s rights with respect thereto.

(v)       Without the consent of the Holders, to the fullest extent permitted by applicable law, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock, including by way of amendment to this Certificate of Designation, in order to conform the terms thereof to the description of the terms of the Series C Preferred Stock set forth under “Certain Terms of the Series C Preferred Stock” in the Prospectus Supplement.

(c)       Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a Record Date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series C Preferred Stock is listed or traded at the time.

SECTION 9.      Transfer Agent, Registrar, and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Dividend Disbursing Agent for the Series C Preferred Stock shall be Equiniti Trust Company d/b/a EQ Shareowner Services. The Corporation may, in its sole discretion, remove any Person serving as the Transfer Agent, Registrar or Dividend Disbursing Agent; provided, however, that prior to the effectiveness of any such removal the Corporation shall appoint a successor Transfer Agent, Registrar or Dividend Disbursing Agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

SECTION 10.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of the Series C Preferred Stock as the true and lawful owner thereof for all purposes.

SECTION 11.    Notices. The Corporation shall send all notices or communications to Holders of the Series C Preferred Stock pursuant to this Certificate of Designation in writing by first class mail, postage prepaid, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series C Preferred Stock (provided that, if the Series C Preferred Stock is held in book-entry form evidenced by a global certificate held by DTC or its nominee, the Corporation shall be permitted to send notices or communications to Holders pursuant to the procedures of DTC, and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing).

SECTION 12.    No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class or series.

SECTION13.     Other Rights. The shares of the Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable law.

SECTION 14.    Stock Certificates.

(a)       Shares of the Series C Preferred Stock shall initially be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

(b)       Stock certificates representing shares of the Series C Preferred Stock shall be signed by the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary (each, an “Officer”), in accordance with the Bylaws and applicable Michigan law, by manual or facsimile signature.

(c)       A stock certificate representing shares of the Series C Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Series C Preferred Stock shall be dated the date of its countersignature.

(d)       If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

SECTION 15.    Replacement Certificates. If physical certificates are issued, and any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of the Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

SECTION 16.    Miscellaneous.

(a)       The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any initial issuance or delivery of shares of the Series C Preferred Stock or certificates representing such shares.

(b)       The Liquidation Preference shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

(c)       Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Series C Preferred Stock which may be reissued from time to time by the Corporation, unless the Board of Directors determines by resolution that the shares shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock.

SECTION 17.    Withholding Taxes. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash on the Series C Preferred Stock.

Exhibit A

[FORM OF FACE OF

4.200% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED

STOCK, SERIES C CERTIFICATE]

THE SHARES OF 4.200% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, SERIES C ARE SUBJECT TO REDEMPTION AT THE OPTION OF THE CORPORATION (AS DEFINED BELOW) AT THE TIMES AND REDEMPTION PRICES, AND ON TERMS AND CONDITIONS, SET FORTH IN THE CERTIFICATE OF DESIGNATION (AS DEFINED BELOW).

Certificate Number [ ]	[Number] Shares of 4.200% Cumulative
Redeemable Perpetual Preferred Stock, Series C
CUSIP: 125896 829
ISIN: US1258968296

CMS ENERGY CORPORATION

(Formed under the laws of the State of Michigan)

4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C

(Liquidation Preference as specified below)

CMS Energy Corporation, a Michigan corporation (the “Corporation”), hereby certifies that [_________] (the “Holder”) is the registered owner of [_______] shares of fully paid and non-assessable shares of the Corporation’s designated 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C, with a Liquidation Preference of $25,000.00 per share (the “Series C Preferred Stock”). The shares of the Series C Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The rights, privileges, restrictions and other terms and provisions of the Series C Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation of 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C of CMS Energy Corporation dated June 28, 2021, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Series C Preferred Stock set forth on the reverse hereof and in the Certificate of Designation, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designation, then the terms of the Certificate of Designation will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned this certificate, these shares of the Series C Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank]

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CMS ENERGY CORPORATION	CMS ENERGY CORPORATION

By:	By:
Name:	Name
Title: [President or Vice President]	Title: [Treasurer, Assistant Treasurer, Secretary or Assistant Secretary]

[Impression or Facsimile of Corporation Seal]

COUNTERSIGNATURE

These are shares of the Series C Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated: [__], [__]

Equiniti Trust Company d/b/a EQ Shareowner Services,

as Transfer Agent and Registrar

By:

Name:

Title:

[FORM OF REVERSE OF

CERTIFICATE FOR SERIES C PREFERRED STOCK]

Cumulative cash dividends on each share of the Series C Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The Corporation shall furnish without charge to each Holder who so requests a full statement of the designation, relative rights, preferences and limitations of each class and series of stock of the Corporation authorized to be issued, including the Series C Preferred Stock, in so far as the same shall have been prescribed and the authority of the Board of Directors of the Corporation to designate and prescribe the relative rights, preferences and limitations of other series. Such statement may be obtained from the Corporation at the Corporation’s principal executive offices, which, on the Initial Issue Date of shares of the Series C Preferred Stock, were located at One Energy Plaza, Jackson, Michigan 49201.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of the Series C Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:	__________________________	as agent to transfer the shares of the Series C Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

IN WITNESS WHEREOF, CMS ENERGY CORPORATION has caused this Certificate of Designation to be signed by its Assistant Secretary on this 28th day of June, 2021.

CMS ENERGY CORPORATION

By:	/s/ TERRY L. CHRISTIAN
Name:	Terry L. Christian
Title:	Assistant Secretary and authorized agent

[Signature Page to Series C Certificate of Designation]